Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-137662) of Kenexa Corporation of our report dated July 21, 2006 relating to the financial statements of BrassRing LLC, which appears in the Current Report on Form 8-K of Kenexa Corporation dated December 22, 2006.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 22, 2006